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                                                                       EXHIBIT 1








STATE OF UTAH                                                          CO #07053
DEPARTMENT OF COMMERCE
DIVISION OF CORPORATIONS AND COMMERCIAL CODE

I hereby certify that the foregoing has been filed and approved on the 21st day of Jan. 1997 in the Office of this Division and hereby issue this Certificate thereof

Examined     BS        Date    1/21/97
        --------------      -------------
                              ARTICLES OF AMENDMENT
SEAL KORLA T. WOODS                   TO
      KORLA T.WOODS         ARTICLES OF INCORPORATION
      Division Director               OF
                      AMERICAN SURGERY CENTERS CORPORATION


         Pursuant to the provisions of Section 16-10-57 of the Utah Business Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1. Article I of the Articles of Incorporation is deleted and the following new Article I is inserted in lieu thereof:

                                    ARTICLE I

                                 Corporate Name

                  1.1      The name of the Corporation is DaLeigh Holdings
                           Corporation.

         2. This Amendment was adopted by the Board of Directors on July 29, 1996.

         3. This Amendment was approved by the shareholders of the Corporation at a meeting held for that purpose on December 30, 1996. As of the record date, the Company had 23,499,577 shares of common stock issued and outstanding and no preferred stock issued and outstanding. At said meeting, 11,982,900 of the issued and outstanding shares of stock were represented. Of said shares represented, 11,850,000 shares were voted in favor of the adoption of the Amendment, and 132,980 shares were voted against the adoption of the Amendment.

         4. Article IV of the Articles of Incorporation are amended to read in full as follows:

                                   ARTICLE IV

                                      Stock

                  4.1 GENERAL. The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock at $.0152 par value, and ten million (10,000,000) shares of Serial Preferred Stock at no par value.


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                  4.2 COMMON STOCK.  Each share of Common Stock shall entitle the holder thereof to one vote on any matter submitted to a vote of or for consent of holders of Common Stock. Subject to the provisions of applicable law and this Article IV, any dividends paid or distributed on or with respect to the Common Stock of the corporation shall be paid or distributed ratably to the holders of its Common Stock. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, as hereinafter provided, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.

                  4.3 SERIAL PREFERRED STOCK. Subject to the terms and provisions of this Article IV, the Board of Directors is authorized to provide from time to time for the issuance of shares of Serial Preferred Stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of Serial Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

                      a. The series designation and authorized number of shares;

                      b. The dividend rate and the date or dates on which such dividends will be payable;

                      c. The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;

                      d. The price or prices at which shares may be redeemed, if any, and any terms, conditions, limitations upon such redemptions.

                      e. The sinking fund provisions, if any, for redemption or purchase of shares; and

                      f. The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock, of the corporation.

                  4.4 Upon the amendment of this Article IV to read as set forth above, each ten (10) outstanding shares of common stock shall be converted into one (1) outstanding share of common stock of the par value of $.0152. There shall be no fractional shares issued and the Corporation shall purchase any fractional shares of common stock for not to exceed $1.00 per share.

                  4.5 The holders of the shares of stock shall not be entitled to cumulative voting on any matter.





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                  5.  This Amendment was adopted by the Board of Directors on
         July 29, 1996.

                  6. This Amendment was approved by the shareholders of the Corporation at a meeting held for that purpose on December 30, 1996. As of the record date, the Company had 23,499,577 shares of common stock issued and outstanding and no preferred stock issued and outstanding. At said meeting, 11,982,900 of the outstanding shares of stock were represented. Of said shares represented, 11,872,936 shares were voted in favor of the adoption of the Amendment, and 109,964 shares were voted against the adoption of the Amendment.

                  7. Article IV, as set forth above, provides for the manner in which any change, reclassification, or cancellation of the issued shares provided for in the Amendment, shall be effected. To the extent that said Article IV does not expressly provide for the shareholders to obtain new shares, each shareholder shall have the right to surrender ten (10) outstanding shares to the transfer agent and to receive one
         (1) new outstanding share. No fractional shares shall be created and no fractional shares will be issued. The Corporation will purchase any fractional share created by the Amendment for $1.00 per fractional share.


                  IN WITNESS WHEREOF, I have hereunto subscribed my name this 31st day of December, 1996.



                                        AMERICAN SURGERY CENTER
                                        CORPORATION

                                                 Lee Rodriguez
                                        By: --------------------------------
                                                 Lee Rodriguez, President







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STATE OF CALIFORNIA     )
                        )  SS.
COUNTY OF LOS ANGELES   )



I, Kathleen Cuttler, notary public, do hereby certify that on the 31st day of December, 1996, personally appeared before me LEE RODRIGUEZ, who being by me first duly sworn, declare that he is the President of American Surgery Centers Corporation, and that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.

IN WITNESS I have hereunto set my hands and seal this 31st day of December, 1996.


KATHLEEN CUTTLER
---------------------------------------------------
KATHLEEN CUTTLER,  Notary Public
My Commission expires: 5/31/97

                                  NOTARY SEAL


KATHLEEN CUTTLER
Comm. #996062
Notary Public- California
Ventura County
My Com. expires May 31, 1997